STELLAR INTERNATIONAL INC.

FINANCIAL STATEMENTS

(Canadian Funds)

DECEMBER 31, 2004

STELLAR INTERNATIONAL INC.

DECEMBER 31, 2004

CONTENTS

FINANCIAL STATEMENTS	PAGE
AUDITORS' REPORT BALANCE SHEET STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY STATEMENT OF OPERATIONS STATEMENT OF CASH FLOWS NOTES TO FINANCIAL STATEMENTS	1 2 3 4 5 6-21

— INDEPENDENT REGISTERED AUDITORS’ REPORT —

To The Shareholders OfStellar
International Inc.

We have audited the accompanying balance sheet of Stellar International Inc. as at December 31, 2004 and the related statements of operations, deficit and cash flow for the year then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements referred to above present fairly, in all material respects, the financial position of Stellar International Inc. as at December 31, 2004 and the results of its operations and the cash flow for the year then ended in conformity with generally accepted accounting principles in the United States of America.

We also have reported separately on the financial statements of Stellar International Inc. for the same period presented in accordance with accounting principles generally accepted in Canada.

Toronto, Ontario	/S/ “MINTZ & PARTNERS, LLP”
March 1, 2005	CHARTERED ACCOUNTANTS

STELLAR INTERNATIONAL INC.

BALANCE SHEET

(Canadian Funds)

AS AT DECEMBER 31, 2004

ASSETS

CURRENT
Cash and cash equivalents (Note 3)	$ 3,172,870
Accounts receivable	143,629
Inventory (Note 4)	336,491
Tax recoverable	38,131
Prepaid, deposits and sundry receivables (Note 5)	155,972

3,847,093
PROPERTY, PLANT AND EQUIPMENT (Note 6)	951,860
OTHER ASSETS (Note 7)	16,431

$ 4,815,384

LIABILITIES
CURRENT
Accounts payable	$ 342,624
Accrued liabilities	32,503
Deferred revenues	221,320

596,447

CONTINGENCIES AND COMMITMENTS (Note 13)
SHAREHOLDERS' EQUITY
CAPITAL STOCK (Note 8)
AUTHORIZED
Unlimited Non-voting, convertible, redeemable and retractable preferred shares with no par value Unlimited Common shares with no par value
ISSUED
22,802,373 Common shares (16,350,412 in 2003)	7,720,873
Paid-in capital options and warrants - outstanding	374,712
- expired	67,263

8,162,848
DEFICIT	(3,943,911)

4,218,937

$ 4,815,384

See accompanying notes to financial statements.
/s/ Peter Riehl	/s/ Arnold Tenney
Director	Director

STELLAR INTERNATIONAL INC.

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

(Canadian Funds)

FOR THE YEAR ENDED DECEMBER 31, 2004

	Number of Common Shares #	Common Shares $	Paid in Outstanding $	Capital Options Expired $	Deficit $

BALANCE,
December 31, 2002	14,261,577	2,051,503	67,300	67,263	(1,795,001)
Shares issued for cash	1,431,335	372,728	--	--	--
Shares issued for services	657,500	189,724	--	--	--
Options issued to consultants	--	--	95,470	--	--
Options exercised	--	4,784	(4,784)	--	--
Options issued to employees	--	--	54,426	--	--
Warrants issued to investors	--	--	33,033	--	--
Warrants exercised	--	5,500	(5,500)	--	--
Net loss for the year	--	--	--	--	(803,801)

BALANCE,
December 31, 2003	16,350,412	2,624,239	239,945	67,263	(2,598,802)
Shares issued for cash	6,054,461	4,867,571	--	--	--
Shares issued for services	397,500	184,142	--	--	--
Options issued to consultants	--	--	25,688	--	--
Options exercised	--	17,388	(17,388)	--	--
Options issued to employees	--	--	154,000	--	--
Warrants exercised	--	27,533	(27,533)	--	--
Net loss for the year	--	--	--	--	(1,345,109)

BALANCE,

December 31, 2004	22,802,373	7,720,873	374,712	67,263	(3,943,911)

See accompanying notes to financial statements

STELLAR INTERNATIONAL INC.

STATEMENT OF OPERATIONS

(Canadian Funds)

	Years Ended December 31,
	2004	2003 (Note 19)
REVENUE (Note 9)

Product sales	$ 1,422,160	$ 1,095,129
Misc. revenue	3,191	633

Total Revenue	1,425,351	1,095,762
COST OF GOODS SOLD	340,123	216,609

	1,085,228	879,153
ROYALTIES & LICENSING REVENUE	406,974	13,669

GROSS PROFIT	1,492,202	892,822

EXPENSES
Selling, general and administrative	2,185,329	1,523,815
Research and development	659,759	100,106
Amortization	88,340	76,822
	2,933,428	1,700,743

LOSS FROM OPERATIONS	(1,441,226)	(807,921)
INTEREST AND OTHER INCOME	96,117	4,119

NET LOSS FOR THE YEAR	(1,345,109)	(803,802)

LOSS PER SHARE (Note 11)	(0.06)	(0.05)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	21,297,674	15,067,036

See accompanying notes to financial statements

STELLAR INTERNATIONAL INC.

STATEMENT OF CASH FLOWS

(Canadian Funds)

	Years Ended December 31,
	2004	2003 (Note 19)
CASH FLOWS PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Net loss for the year	$(1,345,109)	$(803,801)
Amortization	88,340	76,822
Issuance of shares and options for services rendered	336,752	320,498

	(920,018)	(406,481)
Change in non-cash operating assets and liabilities
Increase in accounts receivable	(100,531)	(16,624)
Increase in inventory	(207,554)	(57,565)
Decrease (increase) in tax recoverable	79,577	(117,708)
Increase in prepaid, deposits and sundry receivables	(93,023)	(1,473)
Increase in accounts payable and accrued liabilities	134,962	24,677
(Decrease) increase in deferred revenue	(78,526)	299,846

	(1,185,112)	(275,328)

INVESTING ACTIVITIES
Additions to disposal of property, plant and equipment	(750,620)	(64,663)
Increase in other assets	(14,207)	--

	(764,827)	(64,663)
FINANCING ACTIVITIES
Issuance of common stock	4,867,572	405,760

	4,867,572	405,760

CHANGE IN CASH AND CASH EQUIVALENTS	2,917,633	65,769
CASH AND CASH EQUIVALENTS, beginning of year	255,237	189,468

CASH AND CASH EQUIVALENTS, end of year	$ 3,172,870	$ 255,237

See accompanying notes to financial statements

STELLAR INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

(Canadian Funds)

DECEMBER 31, 2004

1.     DESCRIPTION OF BUSINESS

Stellar International Inc. (“Stellar” or “Company”) is a Canadian pharmaceutical company involved in the development and marketing of high quality, cost-effective, polysaccharide-based therapeutic products used in a treatment of osteoarthritis and certain types of cystitis.

Stellar also intends to develop additional healthcare products aimed at niche pharmaceutical markets.

The Company currently markets its products in Canada; however, its objective is to expand its sales and marketing efforts to the United States. Accordingly, the Company’s USA licensee is expected to conduct clinical trials necessary to obtain the required regulatory approvals.

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with accounting principles generally accepted in United States of America. On March 1, 2005, separate financial statements for the same period were prepared in accordance with Canadian generally accepted principles and were reported on by the independent auditors.

(a)	CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and all highly liquid investments purchased with an original or remaining maturity of three months or less at the date of purchase or are otherwise highly liquid. Substantially, all cash and cash equivalents are under the custodianship of two major Canadian financial institutions.

(b)	REVENUE RECOGNITION

Sales are recognized when legal title to the goods has been passed to the customer and collection is reasonably assured. The Company has a “No Return” policy on sale of its goods. Revenue from non-refundable up-front fees for the licensing of technology and products under agreements which do not require the Company to perform research or development activities or other significant future performance obligations is recognized at the time the agreement is executed. Revenue resulting from the achievement of milestone events stipulated in the agreements is recognized when the milestone is achieved. Up-front fees and other amounts received in excess of revenue recognized are recorded as deferred income.

(c)	INVENTORIES Inventories are valued at the lower of cost and net realizable value with cost being substantially determined on a first-in, first-out basis.

STELLAR INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

(Canadian Funds)

DECEMBER 31, 2004

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(d)	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost. Amortization is being provided for on a straight-line basis over the estimated useful life of the assets. The Company periodically compares the carrying value of property, plant and equipment to their net realizable values and charges income with any impairment to net assets. The estimated useful lives of the assets are as follows:

Asset Classification	Useful Life
Building Computer and office equipment Manufacturing equipment	20 years 5 years 5 years

(e)	OTHER ASSETS Amortization of other assets is being provided for on the straight-line basis as noted below.

Asset Classification	Useful Life
Patents	17 years

Patents represent capitalized legal costs incurred in connection with applications for patents. For patents and applications that are abandoned, the company charges any remaining accumulated costs to expenses.

(f)	USE OF ESTIMATES

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

STELLAR INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

(Canadian Funds)

DECEMBER 31, 2004

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(g)	DEFERRED INCOME TAXES

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized based on the difference between the accounting values of assets and liabilities and the difference between the accounting values of assets and liabilities and their related tax bases using current income tax rates.

(h)	STOCK-BASED COMPENSATION

Effective January 1, 2003, the Company changed its method of accounting for stock-based compensation and decided to adopt the fair value based method of accounting for all its stock-based compensation. The Company adopted these changes using the prospective method in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 148. Accordingly, the fair value based method is applied to awards granted, modified or settled on or after January 1, 2003. Prior to the adoption of the fair value based method, the Company as permitted by Accounting Principles Board Opinion No. 25, had chosen to continue its existing policy of recording no compensation cost on the grant of stock options to employees.

(i)	FOREIGN CURRENCY TRANSLATION

Monetary assets and liabilities are translated into Canadian dollars which is the functional currency of the company at the year-end exchange rate, while foreign currency revenues and expenses are translated at the exchange rate in effect on the date of the transaction. The resultant gains or losses are included in income. Non-monetary items are translated at historical rates.

(j)	RESEARCH AND DEVELOPMENT Research and development costs are expended as incurred. Approved investment tax credits are netted against the related expenses.

(k)	COMPREHENSIVE INCOME

Statement of Financial Accounting Standards No. 130 (SFAS 130), “Reporting Comprehensive Income”, establishes standards for the reporting and display of comprehensive income and its components and requires restatement of all previously reported information for comparative purposes. For the year ended December 31, 2003 and 2004, comprehensive income was the same as net earnings.

STELLAR INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

(Canadian Funds)

DECEMBER 31, 2004

2.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(l)	LOSS PER SHARE

Basic earnings (loss) per share are computed by dividing the net earnings (loss) by the weighted average number of common shares outstanding during the year, adjusted for any subdivision or consolidation.

Diluted earnings per Common Share would be computed using the weighted average number of common and dilutive common equivalent shares outstanding during the year. Dilutive common equivalent shares consist of shares issuable upon exercise of stock options and warrants and conversion of preferred stock. For the years ended December 31, 2004 and 2003, therefore, the diluted loss per share is not calculated as the effect would be antidilutive.

(m)	NON-MONETARY TRANSACTIONS Shares issued for commercial transactions are valued based on the value of services provided.

3.     CASH AND CASH EQUIVALENTS

       Consists of -

		December 31,
	2004	2003
Cash	$2,145,387	$249,587
Short-term investments	1,027,483	5,650
	$3,172,870	$255,237

4.     INVENTORIES

		December 31,
	2004	2003
Raw material	$135,922	$ 1,178
Finished goods	38,545	105,332
Packaging materials	45,299	22,427
Work in process	116,725	--
	$336,491	$128,937

STELLAR INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

(Canadian Funds)

DECEMBER 31, 2004

5.     PREPAID, DEPOSITS AND SUNDRY RECEIVABLES

		December 31,
	2004	2003
Prepaid operating expenses	$ 19,476	$62,949
Deposit on manufactured goods	38,025	--
Materials for use in clinical trials	82,138	--
Directors fees	16,333	--
	$155,972	$62,949

6.     PROPERTY, PLANT AND EQUIPMENT

	Cost	December 31, 2004 Accumulated Amortization	Net Carrying Amount	December 31, 2003 Net Carrying Amount
Land	$ 90,000	$ --	$ 90,000	$ --
Building	520,989	4,286	516,703	--
Office Equipment	39,394	22,554	16,840	--
Manufacturing Equipment	480,476	166,787	313,689	276,743
Computer Equipment	34,252	19,624	14,628	12,137
	$1,165,111	$213,251	$951,860	$288,880

7.     OTHER ASSETS

	Cost	December 31, 2004 Accumulated Amortization	Net Carrying Amount	December 31, 2003 Net Carrying Amount
Patents	$18,091	$ 1,661	$16,430	$2,925
Goodwill	1	--	1	1
	$18,092	$ 1,661	$16,431	$2,926

8.     CAPITAL STOCK

(a)	Common Shares

During the year, the Company issued 6,451,961 Common Shares, of which 4,088,794 were issued in a private placement for cash at US$0.74 per share. The remaining 2,363,167 Common Shares included 1,415,000 Common Shares that were issued to consultants, employees and directors, who exercised stock options, with an average price per share of $0.48 for cash, and 550,667 Common Shares issued for warrants exercised at $0.35 per share. The remaining 397,500 Common Shares were issued to consultants with an average price per share of $0.46 for services.

STELLAR INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

(Canadian Funds)

DECEMBER 31, 2004

8.     CAPITAL STOCK (continued)

	Number of Shares	$ Amount
Balance, December 31, 2002	14,261,577	$2,015,640
Issued for cash consideration	1,431,335	379,011
Issued for consulting services	657,500	193,724
Balance, December 31, 2003	16,350,412	2,588,375
Issued for cash consideration	6,054,461	4,912,493
Issued for consulting services	397,500	184,142
Balance, December 31, 2004	22,802,373	$7,685,010
(b)	Shares to be Issued There were no shares for consulting services outstanding for issuance at December 31, 2004 (2003 — $27,078).

(c)	Paid-in Capital Options and Warrants The changes to the paid-in capital options and warrants are as follows:

Balance, December 31, 2002	$ 41,300
Options issued to consultants	95,470
Options issued to employees	54,426
Warrants issued in connection with private placement	33,033
Options exercised	(4,784)
Warrants exercised	(5,500)
Balance, December 31, 2003	213,945
Options issued to consultants	25,688
Options issued to employees	154,000
Options exercised	(17,388)
Warrants exercised	(27,533)
Balance, December 31, 2004	$ 348,712

(d)	Warrants
	Number of Shares	Exercise Price
Balance, December 31, 2002 Issued to private placement investors Exercised Balance, December 31, 2003 Exercised Balance, December 31, 2004	- 660,667 (110,000) 550,667 (550,667) 0	- 0.35 to 0.45 0.35 0.35 to 0.45 0.35 0

STELLAR INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

(Canadian Funds)

DECEMBER 31, 2004

8.     CAPITAL STOCK (continued)

The warrants were exercisable at $0.35 per share in the first year and $0.45 per share in the second year. All outstanding warrants were exercised in 2004.

(e)	Stock Options

Under the terms of the Company’s stock option plan (“Plan”), the Company is authorized to grant directors, officers, employees and others options to purchase Common Shares at prices based on the market price of shares as determined on the date of grant. On December 31, 2004, the maximum number of Common Shares that may be issued under the Plan was 4,157,841. Stock options become exercisable at dates determined by the Board or the Compensation Committee of the Board, with the term of an option not to exceed three and one-half years from the date of the grant of the option.

During the year, the Company issued 465,000 options. The Company issued 315,000 of these options to employees, officers and directors, which entitles the holder to purchase one Common Share of the Company for a price ranging from $2.00 to $2.05 per share at any time and from time to time until April 2, 2007 (2003 – 480,000). Compensation expense, amounting to $154,000, has been recognized based on the fair value of the options issued. The Company also issued 150,000 options to a consultant, which will vest on a quarterly basis over a 2 year term, of which 18,750 have vested in 2004. Each option entitles the holder to purchase one Common Share of the Company for price of $1.85 US per share at any time and from time to time up to September 1, 2006. Consulting expense amounting to $25,688 has been recognized based on the fair value of the options issued in the year the services were rendered. The total number of options outstanding as at December 31, 2004 was 1,590,000.

On April 29, 2004, the Company increased the number of options in the plan to 4,157,841 from 2,852,000.

In 2003, the Company issued 480,000 options to employees, officers and directors. Each option entitles the holder to purchase one Common Share of the Company for a price ranging from $0.27 to $0.75 per share at any time and from time to time until December 17, 2006. Compensation expense amounting to $54,426 has been recognized based on the fair value of the options issued. The Company also issued 605,000 options to four consultants. Each option entitles the holder to purchase one Common Share of the Company for price ranging from $0.40 to $0.75 per share at any time and from time to time up to November 19, 2006. Consulting expense amounting to $49,270 was recognized based on the fair value of the options issued in the year the services were rendered.

The following table presents information relating to stock options outstanding and exercisable at December 31, 2004.

STELLAR INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

(Canadian Funds)

DECEMBER 31, 2004

8.     CAPITAL STOCK (continued)

Range of Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at December 31, 2004	Weighted Average Exercise Price
$0.23 to $0.52	660,000	1.02 years	.36	660,000.36
$0.52 to $.075	465,000	.93 years	.71	465,000.71
$2.00 to $2.40	465,000	2.22 years	2.15	333,750	2.05
	1,590,000	1.35years	0.98	1,458,750	0.85
The changes in options outstanding are as noted below:
	Options	Weighted Average Exercise Price
Balance, December 31, 2002	1,600,000	0.46
Granted	1,085,000	0.53
Exercised	(110,000)	0.37
Expired	(35,000)	0.52
Balance, December 31, 2003	2,540,000	0.50
Granted	465,000	2.03
Exercised	(1,415,000)	0.48
Balance, December 31, 2004	1,590,000	0.98

Prior to 2003, the Company was accounting for the recognition of compensation for its employee stock option plan using the intrinsic value, which is the difference between the market value of the underlying common stock and the exercise price of the option at the grant date.

The compensation cost charged against income for this plan was $179,688 for the year ended December 31, 2004. The counterpart has been recorded as additional paid-in capital.

The fair value of these options ranged from $0.28 to $1.37 estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

STELLAR INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

(Canadian Funds)

DECEMBER 31, 2004

8.     CAPITAL STOCK (continued)

Risk-free interest rate	2.75%
Expected life	3years
Expected volatility	36%
Dividend yield	0%

When employees or non-employees exercise their stock options, the capital stock is credited by the sum of the consideration paid together with the related portion previously credited to additional paid-in capital when compensation costs were charged against income. The prospective method omits the effects of awards granted, modified or settled before January 1, 2003.

Pro-forma information regarding net loss and loss per share for fiscal year 2002 had been determined as if the Company had accounted for its employee stock options under the fair value method. Effective January 1, 2003, compensation expense was recorded based on the fair value of the options issued to employees. The weighted average fair value of options granted during the year ended December 31, 2004 was estimated to be $0.33 (2003 — $0.11).

9. REVENUES

Revenue for the year includes products sold in Canada, international sales of products, raw materials sold at cost to our European licensee, interest earned and revenue received with regards to a sign rental contract, for a sign located on the property. Revenue earned is as follows:

	December 31,
	2004	2003
Products Sales
Domestic sales	$1,378,369	$1,090,544
International sales	41,622	4,585
Raw materials	2,169	--
	$1,422,160	$1,095,129
Miscellaneous revenue
Sign rental income	$1,067	$--
Interest earned	2,124	633
	$3,191	$633
Total Revenue	$1,425,351	$1,095,762
Royalties & licensing revenue
Licensing fees	$267,220	$13,400
Royalty payments	139,754	269
	$406,974	$13,669
Total Revenue	$1,832,325	$1,109,431

STELLAR INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

(Canadian Funds)

DECEMBER 31, 2004

9.     REVENUES (continued)

The Company currently sells its own products in Canada, and is in-licensing other products. In addition, the Company out-licenses its products in Europe, the Middle East, South America and the United States. The continuing operations reflected in the statements of operations include Stellar’s activity in these markets.

10.     INCOME TAXES

Rate reconciliation A reconciliation of income tax expense (benefit) computed at the statutory income tax rate included in the statement of income follows:

Deferred income tax assets are comprised of:	2004	2003
Tax recovery at statutory rate	$(486,000)	$(335,000)
Deferred tax asset valuation allowance change	486,000	335,000)

	$--	$--

Deferred tax assets reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes. Significant component of net deferred tax assets is as listed below:

Deferred income tax assets are comprised of:	2004	2003
Net deferred tax asset	$948,000	$672,800
Valuation allowance	$(948,000)	$(672,800)

	$--	$--

The valuation allowance was provided against the net deferred tax assets at December 31, 2004 due to uncertainties as to their ultimate realization. The tax losses expire as follows:

2007	$178,425
2008	298,187
2009	705,490
2010	542,224
2014	900,773

$2,625,099

STELLAR INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

(Canadian Funds)

DECEMBER 31, 2004

11.     LOSS PER SHARE

The treasury stock method assumes that proceeds received upon the exercise of all warrants and options outstanding in the year are used to repurchase the Company’s shares at the average share price during the period.

The following table sets forth the computation of loss per share:

	2004	2003
Numerator for loss per share available to common shareholders	$(1,345,109)	$(803,801)
Denominator for loss per share - weighted average shares outstanding	21,197,674	15,067,036
Loss per share	$(0.06)	$(0.05)

12.     INVESTMENT TAX CREDITS RECEIVABLE AND MEASUREMENT UNCERTAINTY

Investment tax credits are earned in connection with research and development activities. The receivable balance of the recognized portion is $38,131 (2003 — $117,708).

The Federal portion of the research and development claim for 2002 has been accepted as filed and the amount approved by the tax authorities has been recorded as a credit to related expenses. The provincial portion of this claim is still awaiting approval. Once the amount has been approved, it will be recorded as a reduction of research and development expenses.

The unrecorded research and development claims for 2003 and 2004 will be filed in due course. The extent of the overall claim is dependent upon the qualification of each individual project under strict technical criteria, and amounts may vary upon review of Canada Revenue Agency which will be filed on or before June 30, 2005. Adjustments to the claim, if any, will be accounted for in the year of assessment.

13.     CONTINGENCIES AND COMMITMENTS

(a)	Legal Action

On May 2, 1997, a competitor claimed injunctive relief against the Company as well as damages including aggravated, exemplary and punitive damages of $20,000,000 for breach of fiduciary duty, breach of contract, misuse of confidential information, including breach of contract, interference with contractual interests, conversion, detinue and an accounting for the profits from such activities. In turn, the Company counterclaimed for a dismissal of the action and damages in the amount of $500,000, interest and costs.

During the year, the lawsuit and counterclaim were dismissed on consent without costs by the Ontario Superior Court of Justice.

STELLAR INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

(Canadian Funds)

DECEMBER 31, 2004

13.     CONTINGENCIES AND COMMITMENTS (continued)

(b)	Royalty Agreement

In September 2000, the Company entered into a royalty agreement for sales of Uracyst® product.  The agreement involves royalty payments, which initially were based on 5% of the total sales of Uracyst at a declining rate of 1% per year over a three-year period, declining to 2% rate effective October 1, 2003 and this royalty will remain at 2% until the end of the agreement on September 30, 2008.

In February 2002, the Company entered into a royalty agreement for products which were introduced to Stellar by a consultant. The agreement involves royalty payments, which will be paid based on gross dollar sales. The schedule for royalty payments is presently calculated on Skelite sales as:

     First $1,000,000 in sales - 3%
     Second $1,000,000 in sales - 2%
     All sales over $2, 000,000 – 1% out to the 5th year.

(c)	License Agreement

During the year, the Company entered into the following new licensing agreements. On June 30, 2004, Stellar signed a NeoVisc® licensing agreement with Triptibumis Sdn. Bhd. (“Triptibumis”) for Malaysia, Singapore and Brunei. The Company will supply Triptibumis with NeoVisc in Canadian packaging at a set price for this market. Triptibumis is responsible for all costs related to registering the products in the territory and all sales and marketing costs. The term of this agreement will continue for a period of three years and will be renewable for an additional three years, unless earlier terminated by either party in accordance with the agreement.

On August 17, 2004, the Company entered into a licensing agreement with Pharmore GmbH to sell NeoVisc in the German market. The Company will supply NeoVisc in a German package format at a set price. This agreement will require Pharmore to pay a 5% royalty on their net sales (gross sales less allowances and returns) in the German market. Pharmore will be responsible for all costs incurred in obtaining both German regulatory approval and registering the CE mark for NeoVisc, plus all sales, marketing and distribution costs. The term of this agreement will continue for a period of three years and will be renewable for an additional three years, unless earlier terminated by either party in accordance with the agreement.

The Company entered into two license agreements to grant the exclusive rights and license to use the methods and technical know-how for the purposes of developing, marketing and selling NeoVisc and Uracyst products in the United States. As provided in the agreements, the Company received non-recurring, non-refundable license fees which have been recognized as income during the year.

STELLAR INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

(Canadian Funds)

DECEMBER 31, 2004

13.     CONTINGENCIES AND COMMITMENTS (continued)

These agreements commenced on March 24, 2004 and will continue for a period of twenty years and will be renewable for an additional twenty years, unless earlier terminated by the parties in accordance with these agreements. These agreements require the payment of milestone and royalties to Stellar during the term of the agreement.

During 2003, the Company entered into two licence agreements to grant the exclusive rights and license to use the methods and technical know-how for the purposes of manufacturing, marketing and selling NeoVisc and Uracyst products in the specified territory. As provided in one of the agreements, the Company received a non-recurring, non-refundable license fee which was recognized as income during the fiscal year 2003, and the remaining licence fees will be recognized in income upon achievement of the specified milestones. The agreements will expire seven to ten years after December 31, 2003, unless earlier terminated by the parties in accordance with the agreement.

On December 28, 2001, the Company entered into a license agreement with G. Pohl-Boskamp GmbH & Co. (“Pohl-Boskamp”), to grant the exclusive rights and license to use the methods and technical know-how for the purposes of manufacturing, marketing and selling Uracyst-S products in specified territories in Europe. In consideration, the Company is to receive a combination of non-recurring, non-refundable license fees and royalty payments. The license fees are due upon the achievement of specified milestones.

One of the license fees was due upon signing of the agreement and was recognized as income during the fiscal year 2001, and the remaining license fees will be recognized in income upon achievement of the specified milestones.

The royalties, which equal to 17.5% of net sales of each quarter, are to be paid in arrears on or before the 45th day of each quarter with respect to net sales in the preceding quarter. Until such time as there are net sales aggregating three million dollars, only 7.5% of the 17.5% royalty will be paid to the Company with the balance of 10% of the royalty being credited against the license fee.

The agreement will expire seven years after December 21, 2001 or unless earlier terminated by the parties in accordance with the agreement.

(d)	Distribution Agreement

In October 2003, the Company entered into an exclusive distribution agreement with a company in the United States, to distribute bladder cancer test kit products within the field and territory as defined in the agreement, for a five year period commencing January 1, 2004, in consideration for a technology access fee of US$10,000 and an initial order. Either party may terminate the agreement 30 days after delivery of written notice for failure to convert a material default under the agreement. The Company may terminate the agreement immediately, in the event that any conditions specified in the agreement occurs.

STELLAR INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

(Canadian Funds)

DECEMBER 31, 2004

3

13.     CONTINGENCIES AND COMMITMENTS (continued)

The Company is subject to an annual minimum product purchases and annual marketing plan which will be approved by the American company. The Company agreed to spend a minimum amount of $10,000, in marketing the products in each of the first two calendar years covered by the agreement.

The technology access fee was waived and the initial order amounting to US$38,202 was delivered to London, Ontario, Canada. The Company paid a deposit the Company in December 2003.
(e)	Manufacturing Agreement

On April 20, 2004, the Company signed a manufacturing agreement with Dalton Chemical Laboratories, Inc. in Toronto, Ontario, Canada, to manufacture Stellar’s NeoVisc® product. The agreement is for five years and may be renewed only by a written agreement between the parties. This agreement, along with the agreement to manufacture Uracyst® previously made with Dalton, will allow the Company to expand its products into international markets.

(f)	New Facilities

In June 2004, the Company entered into an agreement of purchase and sale, to purchase a two-storey building in London, Ontario, Canada. The total purchase price was $450,000, of which $90,000 was estimated to be the value of the land. The building has sufficient space to accommodate the packaging process, as well as provide warehousing and greater office space. The Company moved to the new location on October 22, 2004. The Company had renovation costs of $153,495 as of December 31, 2004 which have been allocated as building costs. Of these costs $13,318 has been used in preparation of the new packaging area.

(g)	Leases The Company presently leases office equipment under operating leases. At December 31, 2004, the future minimum lease payments under operating leases are $5,600.

14.     SIGNIFICANT CUSTOMERS

During the year, the Company had one customer that represented 38.3% of sales (2003 – 38.5%).

15.     RELATED PARTY TRANSACTIONS

The Company entered a business consulting agreement in December 2001 with Mr. Doug Frooman individual who subsequently became a . In director in which consideration in the form of an option to purchase 60,000 Common Shares on February 5, 2002, for the services, which were provided in initiating and signing of the European License., Mr. Froom was granted an option to purchase 60,000 Common

STELLAR INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

(Canadian Funds)

DECEMBER 31, 2004

15.     RELATED PARTY TRANSACTIONS (continued)

Shares on February 5, 2002. Such option provides for an exercise price of $0.23 (Cdn.) per share and an expiry date of February 5, 2005. All of these options were exercised in 2004.

The Company entered a fiscal advisory and consulting agreement on December 17, 2003, with LMT Financial Inc. (“LMT”) (a company owned by Mr. Arnold Tenneya director) for services to be provided in 2004. In consideration for the services, the AdvisorLMT was to be paid an annual fee of $120,000, which was satisfied in by full by the issuance by the Corporation of 200,000 Common Shares. A total of 50,000 Common Shares was issued once per calendar quarter. In addition, the AdvisorLMT received an option to acquire up to 200,000 common shares of the Corporation, at an exercise price of $0.75 per share. These options were granted in 2003 and recorded at that time.

16.     FINANCIAL RISKS

(a)	Credit Risk

The Company is engaged in the sale of pharmaceutical products, typically to a small number of major customers, although the composition of this group of customers has changed from year to year. The Company performs ongoing credit evaluation of its customers’ financial condition and, generally, requires no collateral.

(b)	Concentration Risk

A majority of the Company’s cash and cash equivalents are with two major Canadian banking institutions. Deposits held with this bank may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and, therefore, bear minimum risk.

There were two customers holding 44.6% of the outstanding accounts receivable as at December 31, 2004 in comparison to 44.3% belonging to one customer in 2003.

17.     RECENT ACCOUNTING PRONOUNCEMENTS

Recent accounting pronouncements followed by the Company under U.S. GAAP are summarized below.

(i)	SFAS No. 123(R). SFAS No. 123(R), Share-Based Payment, issued in December 2004, is a revision of FASB Statement 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. The Statement focuses primarily on accounting for transactions which an entity obtains employee services in share-based payment transactions. SFAS No. 123 (Revised 2004) requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. Effective January 1, 2003, the Company adopted the statement to account for its

STELLAR INTERNATIONAL INC.

NOTES TO FINANCIAL STATEMENTS

(Canadian Funds)

DECEMBER 31, 2004

17.     RECENT ACCOUNTING PRONOUNCEMENTS (continued)

employee stock options under the fair market value method. See Note 8 - Capital Stock.

(iii)

SFAS No. 151. SFAS No. 151, “Inventory Costs,” an amendment to Accounting Research Bulletin No. 43, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so normal.” Additionally, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The provisions of SFAS No. 151 will become effective for fiscal years beginning after June 15, 2005. The Company has not determined the impact of adopting this standard.

(iv)

SFAS No. 153. SFAS No. 153, “Exchanges of Nonmonetary Assets,” an amendment to Accounting Principles Board Opinion No. 29. “Accounting for Nonmonetary Transactions,” is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges in which the future cash flows of the entity are not expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 will become effective for nonmonetary asset exchanges in fiscal periods beginning after June 15, 2005. The Company has not determined the impact of adopting this standard.

18.     SUBSEQUENT EVENTS

Effective January 1, 2005 the Company changed its name from Stellar International Inc. to Stellar Pharmaceuticals Inc. This name change is being made so that the Company’s name better reflects it underlying business.

19.     COMPARATIVE FIGURES

Certain comparative figures have been reclassified to conform to the current year’s presentation.

20.     DECEMBER 31, 2003 FINANCIAL STATEMENTS

The December 31, 2003 financial statements were audited by another auditing firm.